UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Amendment No. 2)

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

WHIRLPOOL CORPORATION

(Name Of Subject Company (Issuer) And Filing Person (Offeror))

Common Stock, par value $1.00 per share

(Title of Class of Securities)

963320106

(CUSIP Number of Common Stock)

Bridget K. Quinn

Assistant General Counsel and Corporate Secretary

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan

(269) 923-5000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

With a copy to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount Of Filing Fee**
$1,000,000,000	$124,500

*	The transaction value is estimated only for purposes of calculating the filing fee. This amount is based on the offer to purchase up to $1 billion in value of shares of the common stock, $1.00 par value per share.
**	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $124.50 per million dollars of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$124,500	Filing Party:	Whirlpool Corporation
Form or Registration No.:	Schedule TO	Date Filed:	April 26, 2018

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

SCHEDULE TO

This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”), filed with the Securities and Exchange Commission by Whirlpool Corporation, a Delaware corporation (“Whirlpool” or the “Company”) on April 26, 2018, as amended and supplemented on May 24, 2018. The Schedule TO relates to the offer by Whirlpool to purchase, up to $1 billion in value of shares of its common stock, $1.00 par value per share (the “Shares”), at a price not greater than $170 nor less than $150 per Share, to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in the Offer to Purchase dated April 26, 2018 (the “Offer to Purchase”) and in the related Letter of Transmittal. This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Except as otherwise set forth in this Amendment No. 2, the information set forth in the Schedule TO remains unchanged and is incorporated herein by reference to the extent relevant to the items in this Amendment No. 2. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule TO.

ITEM 11. ADDITIONAL INFORMATION

Item 11 is hereby amended and supplemented as follows:

“On May 30, 2018, Whirlpool issued a press release announcing the final results of the tender offer, which expired at one minute after 11:59 p.m., New York City time, on May 23, 2018. A copy of such press release is filed as Exhibit (a)(5)(vi) to this Schedule TO and is incorporated herein by reference.”

ITEM 12. EXHIBITS

(a)(1)(i)	Offer to Purchase, dated April 26, 2018.*

(a)(1)(ii)	Letter of Transmittal (including IRS Form W-9).*

(a)(1)(iii)	Notice of Guaranteed Delivery.*

(a)(1)(iv)	Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

(a)(1)(v)	Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

(a)(1)(vi)	Letter to Participants in Whirlpool’s 401(k) Retirement Plan.*

(a)(1)(vii)	Letter of Instruction for Participants in Whirlpool’s 401(k) Retirement Plan.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Press Release, dated April 26, 2018.*

(a)(5)(ii)	Summary Advertisement, dated April 26, 2018.*

(a)(5)(iii)	Press release dated April 24, 2018 [Incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed by the Company on April, 24 2018.]

(a)(5)(iv)	Excerpted Transcript of Whirlpool’s Earnings Conference Call on April 24, 2018. [Incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed by the Company on April 24, 2018]

(a)(5)(v)	Press Release dated May 24, 2018.*

(a)(5)(vi)	Press Release dated May 30, 2018.

(b)(i)	Term Loan Agreement, dated as of April 23, 2018 among Whirlpool Corporation, certain Financial Institutions and Citibank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent, and Citibank, N.A., and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners [Incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2018]

(d)(1)	Whirlpool Corporation Nonemployee Director Stock Ownership Plan (amended as of February 16, 1999, effective April 20, 1999) [Incorporated by reference from Exhibit A to the Company’s Proxy Statement (Commission file number 1-3932) for the 1999 annual meeting of stockholders]

(d)(2)	Whirlpool Corporation Charitable Award Contribution and Additional Life Insurance Plan for Directors (effective April 20, 1993) [Incorporated by reference from Exhibit 10(iii)(p) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1994]

(d)(3)	Whirlpool Corporation Deferred Compensation Plan for Directors (as amended effective January 1, 1992 and April 20, 1993) [Incorporated by reference from Exhibit 10(iii)(f) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1993]

(d)(4)	Whirlpool Corporation Deferred Compensation Plan II for Non-Employee Directors (as amended and restated, effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(e) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(5)	Whirlpool Corporation Nonemployee Director Equity Plan (effective January 1, 2005) [Incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 21, 2005]

(d)(6)	Amendment of the Whirlpool Corporation Nonemployee Director Equity Plan (effective January 1, 2008) [Incorporated by reference to Exhibit 10(iii)(a) to the Company’s Quarterly Report on Form 10-Q (Commission file number 1-3932) filed on April 24, 2008]

(d)(7)	Nonemployee Director Stock Option Form of Agreement [Incorporated by reference from Exhibit 10(iii)(b) to the Company’s Quarterly Report on Form 10-Q (Commission file number 1-3932) filed on April 24, 2008]

(d)(8)	Nonemployee Director Stock Option Form of Agreement [Incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 26, 2010]

(d)(9)	Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan (effective January 1, 2007) [Incorporated by reference from Annex A to the Company’s Proxy Statement (Commission file number 1-3932) for the 2007 annual meeting of stockholders filed on March 12, 2007]

(d)(10)	Omnibus Equity Plans 409A Amendment (effective December 19, 2008) [Incorporated by reference from Exhibit 10(iii)(n) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(11)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 26, 2010]

(d)(12)	Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (Commission file number 333-187948) filed on April 16, 2013]

(d)(13)	Form of Agreement for the Whirlpool Corporation Career Stock Grant Program (pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans) [Incorporated by reference from Exhibit 10(iii)(q) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1995]

(d)(14)	Form of Amendment to Whirlpool Corporation Career Stock Grant Agreement [Incorporated by reference from Exhibit 10(iii)(p) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(15)	Form of Stock Option Grant Document for the Whirlpool Corporation Stock Option Program (pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans)(Rev. 02/17/04) [Incorporated by reference from Exhibit 10(i) to the Company’s Form 8-K (Commission file number 1-3932) filed on January 25, 2005]

(d)(16)	Form of Restricted Stock Unit Agreement (pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans) [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on June 21, 2010]

(d)(17)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Restricted Stock Unit Award [Incorporated by reference from Exhibit 10(iii)(a) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(18)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Performance Unit Award [Incorporated by reference from Exhibit 10(iii)(b) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(19)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Stock Option Grant [Incorporated by reference from Exhibit 10(iii)(c) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(20)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Restricted Stock Unit Award [Incorporated by reference from Exhibit 10(iii)(d) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(21)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Stock Option Grant Document [Incorporated by reference from Exhibit 10(iii)(a) to the Company’s form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2012]

(d)(22)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Performance Restricted Stock Unit / Performance Unit Grant Document [Incorporated by reference from Exhibit 10(iii)(b) to the Company’s form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2012]

(d)(23)	Form of Compensation and Benefits Assurance Agreements [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on August 23, 2010]

(d)(24)	Whirlpool Corporation Executive Deferred Savings Plan (as amended effective January 1, 1992) [Incorporated by reference from Exhibit 10(iii)(n) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1993]

(d)(25)	Whirlpool Corporation Executive Deferred Savings Plan II (as amended and restated, effective January 1, 2009), including Supplement A, Whirlpool Executive Restoration Plan (as amended and restated, effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(y) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(26)	Amendment to the Whirlpool Corporation Executive Deferred Savings Plan II (dated December 21, 2009) [Incorporated by reference from Exhibit 10(iii)(x) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2009]

(d)(27)	Whirlpool Retirement Benefits Restoration Plan (as amended and restated effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(dd) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(28)	Whirlpool Supplemental Executive Retirement Plan (as amended and restated, effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(ee) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(29)	Whirlpool Corporation Form of Indemnity Agreement [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on February 23, 2006]

(d)(30)	Whirlpool Corporation Performance Excellence Plan [Incorporated by reference from Exhibit 10(iii)(a) to the Company’s Quarterly Report on Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2014]

(d)(31)	Whirlpool Corporation 2014 Executive Performance Excellence Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 17, 2014]

(d)32)	Agreement dated May 1, 2012 by and between Whirlpool Corporation and Mr. João Carlos Costa Brega [Incorporated by reference from Exhibit 10(iii)(ii) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2015]

(d)(33)	Transition Agreement, dated June 22, 2016, between Whirlpool Corporation and Larry M. Venturelli. [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on June 24, 2016]

(d)(34)	Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 18, 2018]

(d)(35)	Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Performance Restricted Stock Unit Award for Executive Chairman [Incorporated by reference from Exhibit 10.2 to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2018]

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3

Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

WHIRLPOOL CORPORATION

Dated: May 30, 2018	By: /s/ Bridget K. Quinn
Name: Bridget K. Quinn
Title: Assistant General Counsel and Corporate Secretary

EXHIBIT INDEX

(a)(1)(i)	Offer to Purchase, dated April 26, 2018.*

(a)(1)(ii)	Letter of Transmittal (including IRS Form W-9).*

(a)(1)(iii)	Notice of Guaranteed Delivery.*

(a)(1)(iv)	Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

(a)(1)(v)	Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

(a)(1)(vi)	Letter to Participants in Whirlpool’s 401(k) Retirement Plan.*

(a)(1)(vii)	Letter of Instruction for Participants in Whirlpool’s 401(k) Retirement Plan.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Press Release, dated April 26, 2018.*

(a)(5)(ii)	Summary Advertisement, dated April 26, 2018.*

(a)(5)(iii)	Press release dated April 24, 2018 [Incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed by the Company on April, 24, 2018.]

(a)(5)(iv)	Excerpted Transcript of Whirlpool’s Earnings Conference Call on April 24, 2018. [Incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed by the Company on April 24, 2018]

(a)(5)(v)	Press Release dated May 24, 2018.*

(a)(5)(vi)	Press Release dated May 30, 2018.

(b)(i)	Term Loan Agreement, dated as of April 23, 2018 among Whirlpool Corporation, certain Financial Institutions and Citibank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., as Syndication Agent, and Citibank, N.A., and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners [Incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2018]

(d)(1)	Whirlpool Corporation Nonemployee Director Stock Ownership Plan (amended as of February 16, 1999, effective April 20, 1999) [Incorporated by reference from Exhibit A to the Company’s Proxy Statement (Commission file number 1-3932) for the 1999 annual meeting of stockholders]

(d)(2)	Whirlpool Corporation Charitable Award Contribution and Additional Life Insurance Plan for Directors (effective April 20, 1993) [Incorporated by reference from Exhibit 10(iii)(p) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1994]

(d)(3)	Whirlpool Corporation Deferred Compensation Plan for Directors (as amended effective January 1, 1992 and April 20, 1993) [Incorporated by reference from Exhibit 10(iii)(f) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1993]

(d)(4)	Whirlpool Corporation Deferred Compensation Plan II for Non-Employee Directors (as amended and restated, effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(e) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(5)	Whirlpool Corporation Nonemployee Director Equity Plan (effective January 1, 2005) [Incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 21, 2005]

(d)(6)	Amendment of the Whirlpool Corporation Nonemployee Director Equity Plan (effective January 1, 2008) [Incorporated by reference to Exhibit 10(iii)(a) to the Company’s Quarterly Report on Form 10-Q (Commission file number 1-3932) filed on April 24, 2008]

(d)(7)	Nonemployee Director Stock Option Form of Agreement [Incorporated by reference from Exhibit 10(iii)(b) to the Company’s Quarterly Report on Form 10-Q (Commission file number 1-3932) filed on April 24, 2008]

(d)(8)	Nonemployee Director Stock Option Form of Agreement [Incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 26, 2010]

(d)(9)	Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan (effective January 1, 2007) [Incorporated by reference from Annex A to the Company’s Proxy Statement (Commission file number 1-3932) for the 2007 annual meeting of stockholders filed on March 12, 2007]

(d)(10)	Omnibus Equity Plans 409A Amendment (effective December 19, 2008) [Incorporated by reference from Exhibit 10(iii)(n) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(11)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 26, 2010]

(d)(12)	Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (Commission file number 333-187948) filed on April 16, 2013]

(d)(13)	Form of Agreement for the Whirlpool Corporation Career Stock Grant Program (pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans) [Incorporated by reference from Exhibit 10(iii)(q) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1995]

(d)(14)	Form of Amendment to Whirlpool Corporation Career Stock Grant Agreement [Incorporated by reference from Exhibit 10(iii)(p) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(15)	Form of Stock Option Grant Document for the Whirlpool Corporation Stock Option Program (pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans)(Rev. 02/17/04) [Incorporated by reference from Exhibit 10(i) to the Company’s Form 8-K (Commission file number 1-3932) filed on January 25, 2005]

(d)(16)	Form of Restricted Stock Unit Agreement (pursuant to one or more of Whirlpool’s Omnibus Stock and Incentive Plans) [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on June 21, 2010]

(d)(17)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Restricted Stock Unit Award [Incorporated by reference from Exhibit 10(iii)(a) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(18)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Performance Unit Award [Incorporated by reference from Exhibit 10(iii)(b) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(19)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Stock Option Grant [Incorporated by reference from Exhibit 10(iii)(c) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(20)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Restricted Stock Unit Award [Incorporated by reference from Exhibit 10(iii)(d) to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2011]

(d)(21)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Stock Option Grant Document [Incorporated by reference from Exhibit 10(iii)(a) to the Company’s form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2012]

(d)(22)	Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Performance Restricted Stock Unit / Performance Unit Grant Document [Incorporated by reference from Exhibit 10(iii)(b) to the Company’s form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2012]

(d)(23)	Form of Compensation and Benefits Assurance Agreements [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on August 23, 2010]

(d)(24)	Whirlpool Corporation Executive Deferred Savings Plan (as amended effective January 1, 1992) [Incorporated by reference from Exhibit 10(iii)(n) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 1993]

(d)(25)	Whirlpool Corporation Executive Deferred Savings Plan II (as amended and restated, effective January 1, 2009), including Supplement A, Whirlpool Executive Restoration Plan (as amended and restated, effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(y) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(26)	Amendment to the Whirlpool Corporation Executive Deferred Savings Plan II (dated December 21, 2009) [Incorporated by reference from Exhibit 10(iii)(x) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2009]

(d)(27)	Whirlpool Retirement Benefits Restoration Plan (as amended and restated effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(dd) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(28)	Whirlpool Supplemental Executive Retirement Plan (as amended and restated, effective January 1, 2009) [Incorporated by reference from Exhibit 10(iii)(ee) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2008]

(d)(29)	Whirlpool Corporation Form of Indemnity Agreement [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on February 23, 2006]

(d)(30)	Whirlpool Corporation Performance Excellence Plan [Incorporated by reference from Exhibit 10(iii)(a) to the Company’s Quarterly Report on Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2014]

(d)(31)	Whirlpool Corporation 2014 Executive Performance Excellence Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 17, 2014]

(d)32)	Agreement dated May 1, 2012 by and between Whirlpool Corporation and Mr. João Carlos Costa Brega [Incorporated by reference from Exhibit 10(iii)(ii) to the Company’s Annual Report on Form 10-K (Commission file number 1-3932) for the fiscal year ended December 31, 2015]

(d)(33)	Transition Agreement, dated June 22, 2016, between Whirlpool Corporation and Larry M. Venturelli. [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on June 24, 2016]

(d)(34)	Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan [Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K (Commission file number 1-3932) filed on April 18, 2018]

(d)(35)	Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan Strategic Excellence Program Performance Restricted Stock Unit Award for Executive Chairman [Incorporated by reference from Exhibit 10.2 to the Company’s Form 10-Q (Commission file number 1-3932) for the quarter ended March 31, 2018]

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed.